Exhibit 3.15

CERTIFICATE OF AMENDMENT

OF

THE CERTIFICATE OF INCORPORATION

OF

LIMITED BRANDS DIRECT FULFILLMENT, INC.

Limited Brands Direct Fulfillment, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: That the Board of Directors of said Corporation, by its written consent, filed with the minutes of the Corporation, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said Corporation:

RESOLVED, that the Board of Directors has determined that it is advisable that the Certificate of Incorporation of the Corporation be amended by changing Article FIRST thereof so that, as amended, said Article FIRST shall be and read as follows:

“FIRST: The name of the corporation is L Brands Direct Fulfillment, Inc.”

SECOND: That in lieu of a meeting and vote of stockholders, the sole stockholder of the Corporation has given its written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

FOURTH: That the effective date of the aforesaid amendment is October 1, 2013.

IN WITNESS WHEREOF, Limited Brands Direct Fulfillment, Inc. has caused this certificate to be signed by its Executive Vice President – General Counsel as of the 27th day of September, 2013.

LIMITED BRANDS DIRECT FULFILLMENT, INC.

By:	/s/ Douglas L. Williams
Douglas L. Williams,
Executive Vice President – General Counsel